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                                                                       EXHIBIT 1

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                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


TO:            British Columbia Securities Commission
               Alberta Securities Commission
               Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
               Commission des valeurs mobilieres du Quebec
               Nova Scotia Securities Commission
               Securities Commission of Newfoundland and Labrador

ITEM 1.   REPORTING ISSUER

          The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.   DATE OF MATERIAL CHANGE

          October 3, 2005

ITEM 3.   NEWS RELEASE

          A news release was issued on October 4, 2005 through CNW news wire service.

ITEM 4.   SUMMARY OF MATERIAL CHANGE

          The Corporation announced the resignation of Mr. George D. Faught, Vice President and Chief Financial Officer effective October 21, 2005. After six years with NAP, Mr. Faught has decided to resign from the Corporation in order to pursue other business opportunities.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE

          The Corporation announced the resignation of Mr. George D. Faught, Vice President and Chief Financial Officer effective October 21, 2005. After six years with NAP, Mr. Faught has decided to resign from the Corporation in order to pursue other business opportunities.

          As the Chief Financial Officer, Mr. Faught was instrumental in the restructuring of the Corporation and raising $375 million for the major expansion of the Lac des Iles mine in 2000. He had responsibility for the Corporation's finances including a successful hedging program. The Corporation will conduct a search to replace the CFO. In the interim, Doug Bache, Treasurer, and Michael Thompson, F.C.C.A., Administration Manager and Senior Controller, will assume the responsibilities of the position until a successor is appointed.

          In making the announcement, Andre J. Douchane, President and CEO stated, "George has done an outstanding job at NAP and will be missed. He has made tremendous financial and strategic contributions in the building of the Company as a mid-tier Platinum Group Metals producer. We wish George every success in his new ventures."

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ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

          N/A

ITEM 7.   OMITTED INFORMATION

          N/A

ITEM 8.   EXECUTIVE OFFICER

          Mary D. Batoff, Vice President, Legal & Secretary

          Tel.: 416-360-2655

ITEM 9.   DATE OF REPORT

          October 13, 2005.






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